N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen Equity Index Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		3,992,967	0.76		4,948,070	34.90
Class B		547,450		0.49		806,631		34.72
Class C		1,284,507	0.47		2,563,422	34.78
Class I		3,806,324	0.92		3,321,642	34.85
Class IS	117,277		0.76		148,000		34.90